UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2014 (June 2, 2014)

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                      Entry into a Material Definitive Agreement.

On May 29, 2014, Micronet Ltd. ("Micronet"), a 52.26% owned subsidiary of Micronet Enertec Technologies, Inc. (the "Company”), entered into a loan agreement with First International Bank of Israel (the "Bank") pursuant to which the Bank agreed to loan Micronet $4,850,000 (the "Loan") in connection with the previously announced acquisition of certain assets and liabilities of Beijer Electronics Inc.’s (the "Seller") U.S. vehicle business and operations (the "Loan Agreement"). Pursuant to the terms of the Loan Agreement, $2,425,000 of the Loan shall bear interest at a quarterly adjustable rate of Prime plus 1.5 percent (3.75% percent as of the date of the Loan) (the "Long Term Portion"). The Long Term Portion plus interest shall be due and payable in twelve equal consecutive quarterly installments beginning at August 29, 2014. The balance of the Loan in the amount of $2,425,000 shall bear interest at a quarterly adjustable rate of Prime plus 1.2 percent (3.45% percent as of the date of the Loan) (the "Short Term Portion"). The Short Term Portion shall be due and payable within one year from the date of the Loan, subject to renewal, and the interest on the Short Term Portion shall be due and payable every quarter beginning at August 29, 2014. The Loan is secured mainly by a floating charge against Micronet's assets and a mortgage on a building owned by Micronet. The Loan is subject to customary covenants, terms, conditions, events of default and certain pre-payment provisions.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

On June 2, 2014, Micronet completed the previously announced acquisition of certain assets and liabilities of the Seller’s U.S. vehicle business and operations related to the supply of panels to various transportation segments (the "Transaction"), pursuant to an Asset Purchase Agreement dated May 6, 2014 (the "Asset Purchase Agreement"). Pursuant to the terms of the Asset Purchase Agreement, Micronet paid the Seller, at the closing of the Transaction, the purchase price of $6,500,000 (the "Consideration"), of which the amount of $4,850,000 was financed through the Loan. The balance of the purchase price was funded by Micronet through its own independent resources. At the closing of the Transaction, $650,000 of the Consideration was placed in escrow to secure certain of the Seller's indemnification obligations with respect to the accuracy of certain representations and/or other obligations under the Asset Purchase Agreement.

In addition, pursuant to the terms of the Asset Purchase Agreement, at the closing the Seller provided Micronet with an estimated inventory value report pursuant to which the estimated value of the Seller's inventory was set at $800,000 (the "Estimated Inventory Value"). The Estimated Inventory Value is subject to review and approval of Micronet in accordance with the post closing adjustment mechanism set forth in the Asset Purchase Agreement. In accordance with the aforementioned post closing adjustment mechanism at the closing of the Transaction, Micronet also paid Seller 50% of the Estimated Inventory Value and the balance of the Estimated Inventory Value will be paid to Seller within 90 days from the closing of the Transaction, subject to the aforementioned  review and adjustments pursuant to the terms of the Asset Purchase Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement. A copy of the Asset Purchase Agreement is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 2.03.                      Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The description of the Loan under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To the extent required, the Company will provide the financial statements required by Item 9.01(a) on Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(b)	Pro Forma Financial Information.

To the extent required, the Company will provide the pro forma financial statements required by Item 9.01(b) on Form 8-K by amendment to this Current Report on Form 8-K no later than the 71st day after the required filing date for this Current Report on Form 8-K.

(d)	Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement, dated May 6, 2014 between Micronet Ltd and Beijer Electronics Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: June 6, 2014	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Asset Purchase Agreement dated May 6, 2014 between Micronet Ltd and Beijer Electronics Inc.